Exhibit 10.54
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 406
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 1, 2008 by and between:
     (i) Beijing A.B.C. Investment Consulting Co., Ltd. (the “Company”), a company incorporated under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of China Hydroelectric Corporation (the “Parent Company”), an exempted company incorporated under the laws of the Cayman Islands; and
     (ii) Wu Gan (the “Executive”), an individual resident of the [***] ([***] Identification Card No. [***]).
RECITALS
     WHEREAS, the Company desires to employ the Executive on the terms and conditions hereinafter set forth;
     WHEREAS, the Executive desires to accept such employment on such terms and conditions.
     NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.	RETENTION AND DUTIES.

1.1	Position and Duties. During the Employment Period (as defined in Section 1.2 below), the Executive shall serve the Company as its President and General Manager and shall have such powers, duties and obligations consistent with such position as the Company’s board of directors (the “Board”) shall determine from time to time, which, unless otherwise determined by the Board, shall include but not limited to those listed on Schedule A hereto.

The Executive shall exercise due care as would a good business manager and faithfully and diligently perform his duties for the Company. The Executive shall comply with the policies, guidelines, standards, rules and procedures of the Company, and any additions or amendments thereto, as they are in effect from time to time during the Employment Period. During the Employment Period, the Executive shall report directly to the Board.

1.2	Employment Period. Subject to earlier termination as provided in Section 3 below, the Employment Period shall be a period of ten (10) years commencing on July 1, 2008 (the “Commencement Date”), provided that this Agreement shall be automatically renewed, and the Employment Period shall be automatically extended, for successive one-year terms unless either party gives written notice to the other party at least thirty (30) days prior to the expiration of this Agreement and the Employment Period (including any renewal and extension thereof) to terminate this Agreement or modify its terms (provision of such notice shall not be deemed to constitute a breach, or an earlier termination, of this Agreement). The term “Employment Period” shall include any extension thereof pursuant to the preceding sentence.

1.3	Location. The Executive will be based in Beijing, China. The Executive acknowledges that he may be required to travel from time to time in accordance with the business requirements of the Company in the course of performing his duties for the Company.

1.4	Company Group. Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company, the Parent Company and all of their subsidiaries and affiliated entities (collectively, the “Company Group”).

1.5	Minimum Time Commitment. During the Employment Period, the Executive shall hold no employment outside the Company Group and shall devote substantially all of his business time, attention and skills to the performance of his duties for the Company. The Executive shall perform his duties for the Company in a timely manner but shall have flexible working hours. The Executive hereby acknowledges that he shall not be entitled to any overtime pay as would employees who have standard working hours.

1.6	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity, other than that certain Letter of Commitment and Non-Compete (a copy of which is attached hereto as Exhibit A, the “Letter Agreement”), which was dated as of January 23, 2008 and entered into between the Parent Company and the Executive in anticipation of the Executive’s employment by the Company as contemplated by this Agreement.

2.	COMPENSATION AND BENEFITS.

2.1	Base Salary. The Executive’s base salary for the first twelve (12) months of the Employment Period shall be at annualized rate of [***] ([***]). The Company shall review the Executive’s base salary at least every twelve (12) months and make appropriate adjustment in light of amounts paid to persons holding a similar position of companies similarly situated in terms of geographical location, size, operations and finances as the Company (taking into account for purposes of such determination the Executive’s equity interest in any member of the Company Group).

The base salary shall be paid in RMB (For purposes of fiscal year 2008, the RMB conversion rate to be used will be 8.2) in amounts equivalent to the rate set forth in the preceding paragraph as of the first business day of the pay period in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

2.2	Bonus and Other Incentives. During the Employment Period, the Executive will be eligible to receive bonuses and other incentive payments in accordance with the terms and conditions of any bonus or other incentive plans and programs as may be adopted by the Board from time to time. Mr. Gan will receive a sign on bonus and is eligible for a [***] option award.

2.3	Benefits. During the Employment Period, the Executive will be eligible to receive any standard employee benefits that the Company may be required by the PRC laws to provide, including but not limited to social insurance, medical insurance and housing provident fund, and to receive such other benefits as the Company may elect to provide its employees and/or executive officers from time to time. For avoidance of doubt, such portions of the social insurance, medical insurance and housing provident fund as may be required by applicable PRC laws and regulations to be borne by the Executive shall be withheld and paid by the Company on behalf of the Executive to the relevant PRC authorities and agencies. In addition, the Company will provide Mr. Gan with an appropriate pension for the term of his life.

2.4	Car and Driver. During the Employment Period, the Executive shall be provided a car and driver for business needs.

2.5	Reimbursement of Business Expenses. The Executive will be eligible to receive reimbursement for all reasonable business expenses incurred by the Executive during the course of performing his duties for the Company under this Agreement, subject to the Company’s expense reimbursement policies in effect from time to time.

2.6	Vacation and Other Leave. During the Employment Period, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, provided that the Executive’s rate of vacation accrual during the Employment Period shall be no less than three (3) weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to the executive officers of the Company.

2.7	No Overtime Pay. The Executive acknowledges that he shall perform his duties for the Company in a timely manner but shall have flexible working hours, that the compensation and benefits he will be entitled to receive pursuant to this Agreement will sufficiently compensate him for his services, and that he will not be entitled to receive any overtime pay.

3.	TERMINATION.

3.1	Termination by the Company. The Executive’s employment by the Company, and the Employment Period, may be terminated by the Company: (i) for Cause (as defined immediately below), (ii) with no less than thirty (30) days prior notice to the Executive, without Cause, (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined immediately below).

As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of embezzlement, dishonesty or fraud taken by the Executive; (ii) the Executive’s conviction for a felony or conviction of any crime involving moral turpitude or that impairs the Executive’s ability to perform his duties; (iii) the Executive’s improper and material disclosure or use of the any confidential or proprietary information of the Company or any member of the Company Group; (iv) the Executive’s breach of any fiduciary duty to the Company, or (v) the Executive’s willful failure or refusal to follow the lawful and good faith direction of the Company to perform his material duties which, if curable, remains uncured following thirty (30) days’ written notice to the Executive from the Company describing such failure or refusal.

As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any twelve (12) month period, unless a longer period is required by applicable PRC laws, in which case that longer period would apply.

3.2	Termination by the Executive. The Executive’s employment by the Company, and the Employment Period, may be terminated by the Executive with no less than thirty (30) days prior notice to the Company, provided that the Executive may provide immediate notice in the event of a Constructive Termination (as defined immediately below), if not cured within thirty (30) days after the occurrence thereof.

As used herein, “Constructive Termination” shall mean, without the Executive’s express written consent, (i) there is a material reduction in the Executive’s powers, duties and responsibilities, or (ii) there is a material reduction in the Executive’s base salary, opportunity for bonus and incentive payments, or overall benefits package.

3.3	Benefits upon Termination. If the Executive’s employment by the Company is terminated during the Employment Period for any reason by the Company or by the Executive, or upon or following the expiration of the Employment Period (in any case, the date that the

Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:
(a)	The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any base salary, bonus and incentive payment that had accrued under this Agreement but had not been paid on or before the Severance Date, and any reimbursement due to the Executive under this Agreement for expenses incurred by the Executive on or before the Severance Date.

(b)	If, during the Employment Period, the Executive’s employment with the Company is terminated as a result of a Constructive Termination or terminated by the Company without Cause, the Executive shall be entitled to receive an amount equal to one hundred percent (100%) of the Executive’s annualized base salary as in effect on the Severance Date (the “Severance Benefit”). The Company shall pay the Severance Benefit to the Executive in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.
Notwithstanding the foregoing provisions of this Section 3.3, if the Executive breaches his obligations under Section 4 of this Agreement at any time, from and after the date of such breach, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefits.

The foregoing provisions of this Section 3.3 shall not affect the Executive’s receipt of benefits otherwise due terminated employees consistent with the terms of applicable benefit plans or programs of the Company or applicable laws of the PRC.

3.4	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

4.	CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION. The parties acknowledge that the Executive and the Parent Company, in anticipation of the Executive’s employment by the Company, entered into the Letter Agreement, which contains, among others, certain confidentiality, non-competition and non-solicitation provisions in paragraphs 5 through 10. The parties hereby agree that paragraphs 5 through 10 of the Letter Agreement shall be incorporated herein by reference as if fully set forth herein, except that the references to the “Company” in the Letter Agreement shall be deemed to be to the Company for the purposes of this Agreement.

5.	WITHHOLDING OBLIGATIONS. Notwithstanding anything to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment or other taxes, and such portion of social insurance, medical insurance and housing provident fund, as may be required to be withheld pursuant to any applicable PRC laws or regulations.

6.	ASSIGNMENT. This Agreement is personal in its nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Company Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other entities or individuals, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

7.	SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

8.	ENTIRE AGREEMENT. This Agreement (including the provisions incorporated herein by reference) constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Executive’s employment by the Company and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

9.	AMENDMENT. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

10.	GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed by and construed in accordance with the laws of the PRC. In the event that a dispute arises from or out of this Agreement, either party may refer such dispute to the labor dispute arbitration commission in Beijing for arbitration within sixty (60) days after the occurrence of such dispute. Either party may file a lawsuit with relevant people’s court within fifteen (15) days after receiving the arbitral award if it or he is not satisfied with such arbitral award.

11.	WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.	NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier to the last known address of the other party.

13.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both parties. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

14.	NO INTERPRETATION AGAINST DRAFTER. Each party recognizes that this Agreement is a legally binding agreement and acknowledges that it or he has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.
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     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Beijing A.B.C. Investment Consulting Co., Ltd.
By:	/s/ John D. Kuhns
	Name:	John D. Kuhns
Title:

Executive
Signature:	/s/ Wu Gan
Name: Wu Gan

[Schedule A]
[Job Description]

Exhibit A
Letter Agreement
(See Attached)

Exhibit A
Letter Agreement
Covenants as to Confidential Information and Competitive Conduct.
     (a) Preamble. The Employee hereby acknowledges and agrees as follows: (i) this Section is necessary for the protection of the legitimate business interests of CHC Beijing, (ii) the restrictions contained in this Section with regard to geographical scope, length of term and types of restricted activities are reasonable; (iii) the Employee has received adequate and valuable new consideration for entering into this Agreement, and (iv) the Employee’s expertise and capabilities are such that this obligation hereunder and the enforcement hereof by injunction or otherwise will not adversely affect the Employee’s ability to earn a livelihood.
     (b) Confidentiality of Information and Nondisclosure. The Employee acknowledges and agrees that his employment by CHC Beijing under this Agreement necessarily involves his knowledge of and access to confidential and proprietary information pertaining to the business of CHC Beijing and its brokerage customers. Accordingly, the Employee agrees that at all times during the term of this Agreement and for a period of one (1) year after the termination of the Employee’s employment hereunder, he will not, directly or indirectly, without the express written authority of CHC Beijing, unless directed by applicable legal authority having jurisdiction over the Employee: (a) solicit customers or potential customers of CHC Beijing; or (b) disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than CHC Beijing, (i) any information concerning any financial matters, customer relationships, competitive status, internal organizational matters, current or future plans, or other business affairs of or relating to CHC Beijing and its affiliates, (ii) any management, operational, or other secrets or any other proprietary information or other data of CHC Beijing or its affiliates, or (iii) any other information related to CHC Beijing or its affiliates or which the Employee should reasonably believe will be damaging to CHC Beijing or its affiliates which has not been published and is not generally known outside of CHC Beijing. The Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of CHC Beijing, as long as subsequent to his termination of his employment hereunder, the Employee is not conducting such solicitation from a commercial enterprise that would compete directly with CHC or CHC Beijing with respect to either their clients or products and services.
     (c) Restrictive Covenants. The Employee agrees that at no time during his/her employment with CHC Beijing or its affiliates, and during the term of, and for a period of one (1) year after the termination of the Employee’s employment hereunder (the “Restrictive Period”), will the Employee attempt to directly or indirectly: solicit customers or potential customers of CHC Beijing, except as provided in paragraph 9 (b) above; or solicit or hire employees of CHC Beijing or its affiliates or induce any of them to terminate their employment with CHC Beijing.
     (d) CHC Beijing Remedies. The Employee acknowledges and agrees that any breach of this Agreement by him will result in immediate and irreparable harm to CHC Beijing, and that CHC Beijing cannot be reasonably or adequately compensated by damages in an action at law. In the event of an actual or threatened breach by the Employee of the provisions of this Section 9, CHC Beijing shall be entitled, to the extent permissible by law, immediately to cease to pay or provide the Employee or his dependents any compensation or benefit being, or to be, paid or provided to him pursuant to Section 4, Section 6 or Section 8 of this Agreement, and also to obtain immediate injunctive relief restraining the Employee from conduct in breach or threatened breach of the covenants contained in this Section 9. Nothing herein shall be construed as prohibiting CHC Beijing from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.